EXHIBIT 10.56
VOLUME INCENTIVE AGREEMENT
between
Taiwan Kolin Company Limited
and
Syntax Groups Corporation
1	PARTIES
This Agreement (“Agreement”) is made and entered into, by and between Taiwan Kolin Company Limited, incorporated in Taiwan, whose registered office is at 11/F No. 86, Section 1, Chung Ching South Road, Taipei, Taiwan (the “Manufacturer”), and Syntax Groups Corporation, incorporated in the State of California, the United States of America, whose registered office is at 20480 East Business Parkway, City of Industry, CA91789, U.S.A. (“Syntax”).
2	RECITALS
WHEREAS, Syntax designs various consumer electronic-related Products (as hereafter defined) for manufacture and distribution under and in connection with the trademarks and trade name, inter alia, ÖLEVIA; and
WHEREAS, Manufacturer is a designer and manufacturer of Liquid Crystal Display (LCD) and Liquid Crystal On Silicon (LCOS) televisions and has in place the necessary facilities, permits, licenses and financing to satisfy Syntax’s requirements for such LCD and LCOS Products.
Pursuant to the Manufacturing Agreement dated March 9, 2004, Syntax has appointed the Manufacturer to manufacture the products in the consumer electronic field, which includes but not limited to the LCD/ LCOS TV product line. Currently, the Manufacturer is manufacturing 20”, 27” and 30” LCD TVs for Syntax and shall expand the product line to other sizes of LCD TV and LCOS TV from time to time agreed by both parties (the “Products”).
The Manufacturer wishes to offer a volume incentive program to Syntax and Syntax wishes to agree the program to promote the sales of the Products.
NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, the receipt and sufficiency of which are hereto hereby agree as follows:

3	VOLUME INCENTIVE PROGRAM

3.1	The Manufacturer agrees that in the event that (i) the monthly shipment of any one of the models of the Products from the Manufacturer to Syntax exceeds 3,000 units, the Manufacturer shall provide a 1.5% per invoice discount by the end of that quarter; (ii) the monthly shipment of any one of the models of the Products from the Manufacturer to Syntax exceeds 6,000 units, the Manufacturer shall provide a 2% per invoice discount by the end of that quarter; or (iii) the monthly shipment of any one of the models of the Products from the Manufacturer to Syntax exceeds 10,000 units, the Manufacturer shall provide a 2.75% per invoice discount by the end of that quarter.

3.2	Syntax shall prepare a quarterly shipment report to specify the shipment of the Products covering the last three months and the total invoice discount amount under Volume Incentive Program, and submit the report to the Manufacturer for verification and confirmation.

3.3	Upon confirmation of the total invoice discount amount under Volume Incentive Program agreed by both parties, the Manufacturer shall settle the total discount amount at the beginning of the following quarter by issuing a credit memorandum which shall be applied to off-set the total outstanding account payable owed to the Manufacturer by Syntax.

4	EXECUTION

4.1	Upon execution of this Agreement:

4.1.1	This Agreement will be in full force from March 9, 2004 with continued executions till the end of business relationship between the Manufacturer and Syntax with 90 days advance notice by either party.

4.1.2	Such other and further documents as may be reasonably required to cause and effect the transaction contemplated by this Agreement.

5	ACCESS OF INFORMATION
The directors, officers, shareholders, employees, agents and representatives (“Representatives”) of Syntax shall grant the Manufacturer and its

Representatives full access to Syntax’s properties, inventory on hand, facilities, books and records, financial and operating data, contracts and other documents or information as the Manufacturer or its Representatives may reasonably request.
6	WARRANTIES OF SYNTAX

6.1	Syntax hereby warrants and represents to the Manufacturing that Syntax is a corporation duly organized, validly existing and in good standing under the laws of the State of California, the U.S.A.

6.2	There is no litigation, suit, proceeding, action, claim or investigation, at law or in equity, pending, or to the best knowledge of Syntax, threatened against, or affecting in any way, Syntax’s ability to perform its obligations as contemplated by this Agreement.

6.3	In the event that any warranty or representation contained herein above is deemed unenforceable under the laws of any jurisdiction, the remaining warranties and representations to the extent they are enforceable shall remain in full force and effect, and the Manufacturer and Syntax hereby agree that a court or arbitrator may cause these warranties and representations concerning disclosure of confidential and sensitive business information to the reasonable extent possible given the express intentions and agreements of the Manufacturer and Syntax to have such warranties and representations construed and enforced.

7	WARRANTIES OF THE MANUFACTURER

7.1	The Manufacturer hereby warrants and represents to Syntax that the Manufacturer is a corporation duly organized, validly and in good standing under the laws of Taiwan.

7.2	The Manufacturer hereby warrants that the Manufacturer has all requisite power and authority to execute and perform its obligations under this Agreement and consummate the transactions contemplated hereby.

7.3	There is no litigation, suit, proceeding, action, claim or investigation, at law or in equity, pending, or to the best knowledge of the Manufacturer, threatened against, or affecting in any way, the Manufacturer’s ability to perform its obligations as contemplated by this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of dates indicated herein below.

Taiwan Kolin Company Limited

Name:	Roger Kao
Vice President

Signed:	/s/ Roger Kao

Date:	03/09/04

Syntax Groups Corporation

Name:	James Li
Chief Executive Officer

Signed:	/s/ James Li

Date:	3/9/2004